Exhibit 99.1

News Release	2008-48

Intelsat Reports Record Revenues for Second Quarter 2008

Revenue of $585 Million Advances 8 Percent as Compared to Prior-Year Period

Pembroke, Bermuda, August 13, 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three-month and combined six-month periods ended June 30, 2008i.

Intelsat, Ltd. reported revenue of $584.9 million and a net loss of $82.0 million for the three months ended June 30, 2008. The company also reported Intelsat, Ltd. EBITDAii, or earnings before interest, taxes and depreciation and amortization, of $490.4 million.

Following the completion of financing activities related to the February 2008 acquisition of Intelsat’s parent, Intelsat Holdings, Ltd., by Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited), an entity controlled by funds advised by BC Partners Holdings Ltd., Silver Lake Partners and certain other equity investors (“the New Sponsors Acquisition”), the company introduced a new Adjusted EBITDA measure based upon the financial results of Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”).iii New Bermuda Adjusted EBITDAii was $464.8 million, or 79 percent of revenue, for the three months ended June 30, 2008.

Intelsat, Ltd. reported revenue of $1,157.6 million and a net loss of $494.6 million for the combined six months ended June 30, 2008. Intelsat, Ltd. EBITDA, or earnings before interest, taxes and depreciation and amortization was $581.6 million, and New Bermuda Adjusted EBITDA was $921.5 million, or 80 percent of revenue, for the combined six-month period ended June 30, 2008.

Intelsat CEO Dave McGlade commented, “Intelsat’s second quarter results featured record revenues and continued strong operating performance. Our diverse customer base and global scale give us an outstanding competitive position. We continue to benefit from the communications infrastructure needs of global businesses, growing economies, mobile application providers and service providers entering newly deregulated markets. Our quarter-end backlog increased for the third quarter in a row to a record $8.5 billion, providing visibility–and continued stability–in our business.”

Operational Highlights

•

Intelsat’s leadership in the distribution of global video progressed, with the number of high definition video channels distributed on the company’s satellite network increasing to nearly 90, primarily in North America and Europe. Respected broadcaster National Public Radio renewed its service contract with the company under a long-term agreement that extends its service well into the next decade.

•

Rapidly growing wireless operators that use Intelsat capacity to extend their services into new regions are renewing and expanding their agreements with the company. Nigeria’s Globacom and Libya’s GPTC renewed existing contracts under multi-year agreements.

•

Intelsat renewed and expanded its relationship with Alaskan telecom services provider GCI. This long-term agreement for transponder services provides communications infrastructure that supports GCI in its mission of delivering primary communications and essential applications, such as telemedicine and distance learning, to rural Alaska.

•

Intelsat General, Intelsat’s business serving commercial and government customers, was awarded a major contract from prime contractor DRS Technologies. Under the program, Intelsat General will provide a managed service which includes X-Band satellite connectivity, fiber and teleport services in the Middle East using Intelsat’s terrestrial infrastructure and third-party satellite capacity.

•	Intelsat’s system average fill rate on its approximately 2,175 station-kept transponders increased to 80 percent at June 30, 2008 as compared to 78 percent at March 31, 2008.

•

The Galaxy 18 satellite was successfully launched on May 23, 2008, replacing the Galaxy 10R satellite at 123 degrees west, in the North American cable arc. Intelsat’s Galaxy 19 satellite is scheduled to launch in late September on a rocket to be provided by Sea Launch. In addition, Intelsat announced that it had placed orders for the planned replacements for the Intelsat 704 and Intelsat 701 satellites, to be known as Intelsat 17 and Intelsat 18, respectively, as part of the company’s on-going fleet investment program. Intelsat’s satellite programs are progressing as planned. The company confirmed that it continues to expect 2008 capital expenditures to total between $460 million and $500 million.

Financial Results for the Three Months Ended June 30, 2008

Total revenue of $584.9 million increased by $41.7 million, or 8 percent, for the three months ended June 30, 2008 as compared to $543.2 million for the three months ended June 30, 2007. Growth trends including strong renewals, expansions of existing contracts, new business and improved contract terms contributed to the overall favorable trends. Customers based in Europe, North America and Africa and the Middle East generated the greatest contributions to the overall revenue increase.

Revenue trends by service type for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007 were as follows:

•

Transponder services revenue increased by $35.4 million to $445.5 million, due primarily to new services and strong renewals from network services customers for mobile, data and network infrastructure-related applications in the Africa, Middle East and Europe regions; and new services and strong renewals from customers of our government business in North America.

•

Managed services revenue increased by $9.4 million to $75.2 million, primarily driven by the growth of International Private Line/Internet Trunking Services in North America and GlobalConnex Network Broadband services for customers in Africa and the Middle East sold to network services customers and increased sales of private line services to customers of our government business. Revenue for managed video services sold to media customers in the North America and Asia Pacific regions also increased as compared to the three months ended June 30, 2007.

•

Mobile satellite services and other revenue increased by $2.0 million to $28.2 million. The increase was primarily due to increased sales of professional services and increased use of mobile satellite services by customers of our government business.

•

Channel services revenue declined by $5.1 million to $36.1 million. The decline in legacy channel services revenue reflected the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the continued optimization of customer networks, a trend that we expect will continue.

Total operating expenses for the three months ended June 30, 2008 decreased by $13.7 million, or 4 percent, to $314.9 million as compared to $328.7 million for the same period in 2007, with the decrease primarily due to an increased gain on undesignated interest rate swaps of $90.8 million as a result of changes in interest rates, offset somewhat by an asset impairment charge of $63.6 million related to an anomaly experienced by the Galaxy 26 satellite in June 2008. Other changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue increased by $3.0 million, or 4 percent, to $81.9 million for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007. The increase was due primarily to:

•	an increase in cost of sales and fiber costs related to increased revenues; and

•	an increase in occupancy costs; partially offset by

•	a decrease in staff related expenses; and

•	a decrease in insurance and other expenses.

•

Selling, general and administrative expenses decreased by $10.0 million, or 16 percent, to $51.2 million for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007. The decrease was due primarily to:

•	a decrease in professional fees due to heightened expenses incurred during the second quarter of 2007 to support our integration activities and other merger and acquisition activities; and

•	a decrease in bad debt expense due to improved collections.

•

Depreciation and amortization expense increased by $22.8 million, or 12 percent, to $217.6 million for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007. This increase was primarily due to:

•	an increase in depreciation and amortization expense due to the increase in the fair value of our depreciable and amortizable assets upon the closing of the New Sponsors Acquisition; and

•	an increase in depreciation for the Galaxy 17 and Intelsat 11 satellites put into service in 2007; partially offset by

•	a decrease in depreciation expense due to several satellites that became fully depreciated in 2007.

•

Interest expense, net increased by $98.3 million, or 41 percent, to $336.9 million for the three months ended June 30, 2008 as compared to $238.6 million for the three months ended June 30, 2007. The increase in interest expense was principally due to the incurrence or assumption of approximately $3.7 billion of additional indebtedness in connection with the New Sponsors Acquisition, along with the following:

•	an increase in amortization of bond discount and issuance costs due to the fair valuing of our debt in connection with the New Sponsors Acquisition; offset by

•	a reduction in interest expense related to our variable rate debt due to lower rates in 2008 as compared to 2007.

Additionally, non-cash interest expense was $144.8 million for the three months ended June 30, 2008 which included $51.4 million of paid-in-kind interest expense on Intelsat Bermuda’s Senior Unsecured PIK Election Bridge Loan Credit Agreement. Also included within non-cash interest expense was approximately $30.4 million of additional interest accrued under the Intelsat Bermuda’s two Bridge Loan Credit Agreements to account for the escalation of the applicable margins under the effective rate method.

Financial Results for the Combined Six Months Ended June 30, 2008

Revenue for the combined six months ended June 30, 2008 increased by $96.1 million, or 9 percent, as compared to the six months ended June 30, 2007. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall favorable trends. All regions reported revenue increases, with North America, Europe, and Africa and Middle East showing the strongest gains. Revenue trends by service type for the combined six months ended June 30, 2008 as compared to the six months ended June 30, 2007 were as follows:

•

Transponder services increased by $76.3 million to $883.0 million, due primarily to increases in network services through growth in new services and strong renewals for customers in the Africa and Middle East and Europe regions, and increases in new contracts and strong renewals with customers in our government business, and increases from new and existing services for media customers primarily in Europe and North America.

•

Managed services increased by $24.9 million to $149.0 million, due primarily to increases in revenues from new business and service expansions from network services customers in North America and Europe, increases in revenues from occasional use and managed video solutions for media customers primarily in North America, and increases in revenues from managed services for customers of our government business, primarily in North America.

•

Mobile satellite services and other increased by $6.3 million to $52.2 million due primarily to an increase in usage-based mobile services sold by our government business and an increase in professional and satellite-related services sold to other satellite-related companies and customers of our government business.

•

Channel services decreased by $11.3 million to $73.4 million due primarily to continued declines from the migration of point-to point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

Total operating expenses for the combined six months ended June 30, 2008 increased by $335.3 million, or 50 percent, to $1,007.4 million as compared to $672.1 million for the same period in 2007, with the increase primarily due to a $306 million increase in restructuring and transaction costs in connection with the February 2008 New Sponsors Acquisition, an asset impairment charge of $63.6 million related to an anomaly experienced by the Galaxy 26 in June 2008, offset in part by an increased gain on undesignated interest rate swaps of $49.7 million. Other changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue increased by $4.1 million, or 3 percent, to $162.4 million for the combined six months ended June 30, 2008 as compared to the six months ended June 30, 2007. The increase was primarily due to:

•	an increase in higher cost of sales, third party satellite capacity purchases and fiber costs related to increased revenue and an increase in building maintenance expenses; partially offset by

•	a decrease in staff-related expenses due to lower headcount and reductions in insurance and various other expenses.

•

Selling, general and administrative expenses decreased by $23.7 million, or 19 percent, to $99.2 million for the combined six months ended June 30, 2008 as compared to the six months ended June 30, 2007. The decrease was primarily due to:

•	a decrease in professional fees due to heightened expenses incurred during the six months ended June 30, 2007 to support our integration activities and other merger and acquisition activities; and

•	a decrease in bad debt expense due to improved collections.

•

Depreciation and amortization expense increased by $35.0 million, or 9 percent, to $425.4 million for the combined six months ended June 30, 2008 as compared to the six months ended June 30, 2007. This increase was primarily due to:

•

an increase of $25.4 million in depreciation and amortization expense due to the increase in the fair value of our depreciable and amortizable assets upon the closing of the New Sponsors Acquisition; and

•	an increase in depreciation expense resulting from the placement of our Galaxy 17 and Intelsat 11 satellites into service in the third and fourth quarter of 2007, respectively; partially offset by

•	a decrease in depreciation expense due to several satellites becoming fully depreciated in 2007.

•

Interest expense, net increased by $122.3 million, or 24 percent, to $641.6 million for the combined six months ended June 30, 2008 as compared to $519.3 million for the six months ended June 30, 2007. The increase in interest expense was principally due to the incurrence or assumption of approximately $3.7 billion of additional indebtedness in connection with the New Sponsors Acquisition, along with the following:

•	an increase related to the amortization of discounts resulting from the adjustment to fair value of our debt in purchase accounting in connection with the New Sponsors Acquisition;

•	lower interest expense related to our variable rate debt due to lower rates in 2008 as compared to 2007; and

•	an increase in capitalized interest of $6.8 million.

The non-cash portion of total interest expense, net was $195.7 million for the combined six months ended June 30, 2008, and included $78.3 million of paid-in-kind interest expense on Intelsat Bermuda’s Senior Unsecured PIK Election Bridge Loan Credit Agreement. Also included within non-cash interest expense was approximately $58.7 million of additional interest accrued under Intelsat Bermuda’s two Bridge Loan Credit Agreements to account for the escalation of the applicable margins under the effective interest method.

EBITDA, Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $490.4 million, or 84 percent of revenue, for the three months ended June 30, 2008 reflected an increase of $79.5 million from $410.9 million, or 76 percent of revenue, for the same period in 2007. New Bermuda Adjusted EBITDA increased by $43.0 million to $464.8 million, or 79 percent of revenue, for the three months ended June 30, 2008 from $421.7 million, or 78 percent of revenue, for the same period in 2007.

Intelsat, Ltd. EBITDA of $581.6 million, or 50 percent of revenue, for the combined six months ended June 30, 2008 reflected a decrease of $194.9 million from $776.4 million, or 73 percent of revenue, for the same period in 2007, due primarily to a $306 million increase in restructuring and transaction costs in connection with the February 2008 New Sponsors Acquisition. New Bermuda Adjusted EBITDA increased by $109.7 million to $921.5 million, or 80 percent of revenue, for the combined six months ended June 30, 2008 from $811.9 million, or 76 percent of revenue, for the same period in 2007.

At June 30, 2008, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $8.5 billion. At March 31, 2008, Intelsat’s backlog was $8.3 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2008	Six Months Ended June 30, 2007	Six Months Ended June 30, 2008
Network Services	47%	49%	48%	49%
Media	37%	34%	37%	35%
Government	14%	15%	13%	14%
Other	2%	2%	2%	2%

By Service Type

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2008	Six Months Ended June 30, 2007	Six Months Ended June 30, 2008
Transponder Services	75%	76%	76%	76%
Managed Services	12%	13%	12%	13%
Channel	8%	6%	8%	6%
Mobile Satellite Services/Other	5%	5%	4%	5%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated negative free cash flow from operationsii of $24.0 million during the three months ended June 30, 2008. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Payments for satellites and other property and equipment during the three months ended June 30, 2008 totaled $98.3 million.

We expect to launch the Galaxy 19 satellite in the third quarter of 2008. Our remaining five satellites on order are expected to be launched over the next three years. We continue to expect our 2008 total capital expenditures to range from approximately $460 million to $500 million.

End Notes

[i]

For comparative purposes, we have combined the predecessor and successor entity periods (pre- and post-New Sponsors Acquisition on February 4, 2008) from January 1, 2008 to January 31, 2008 and February 1, 2008 to June 30, 2008 in our discussion above, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our operating results. We believe this combination of results facilitates an investor’s understanding of our results of operations for the combined six months ended June 30, 2008 compared to the six months ended June 30, 2007. This combination is not a measure in accordance with United States Generally accepted accounting procedures (“GAAP”) and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

ii

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. All combined period results, EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. New Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11  1/4% Senior Notes due 2017 and 11  1/2%/12  1 /2% Senior PIK Election Notes due 2017 issued by Intelsat Bermuda on June 27, 2008. Please see the reconciliations of New Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

iii	Intelsat Bermuda and its subsidiaries include all the entities that conduct the company’s operations.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 10:00 a.m. ET on August 13, 2008 to discuss the company’s financial results for the second quarter of 2008. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call (866) 578-5747. Non-U.S. participants should call +1 (617) 213-8054. The participant pass code is 78731760. Participants will have access to a replay of the conference call through August 20, 2008. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 53255553.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for advanced transmissions of video, data and voice services. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever-expanding universe of satellite communications is the cornerstone of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

Vice President, Investor Relations and Corporate Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. In connection with the recently completed New Sponsors Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following completion of the New Sponsors Acquisition; certain covenants in our debt agreements following completion of the New Sponsors Acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments; and risks that the New Sponsors Acquisition disrupts our current plans and operations and the potential difficulties in employee retention, including key members of our senior management, as a result of the transaction. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2008
Revenue	$543,222	$584,921
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	78,948	81,935
Selling, general and administrative	61,163	51,164
Depreciation and amortization	194,789	217,559
Restructuring and transaction costs	2,317	—
Impairment of asset value	—	63,644
Gain on undesignated interest rate swaps	(8,560)	(99,380)

Total operating expenses	328,657	314,922

Income from operations	214,565	269,999
Interest expense, net	238,603	336,934
Other income, net	1,506	2,835

Loss before income taxes	(22,532)	(64,100)
Provision for income taxes	9,142	17,861

Net loss	$(31,674)	$(81,961)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Six Months Ended June 30, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to June 30, 2008	Six Months Ended June 30, 2008
Revenue	$1,061,460	$190,261	$967,339	$1,157,600
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	158,317	25,683	136,732	162,415
Selling, general and administrative	122,973	18,485	80,739	99,224
Depreciation and amortization	390,392	64,157	361,238	425,395
Restructuring and transaction costs	7,143	313,102	—	313,102
Impairment of asset value	—	—	63,644	63,644
(Gain) loss on undesignated interest rate swaps	(6,727)	11,431	(67,860)	(56,429)

Total operating expenses	672,098	432,858	574,493	1,007,351

Income (loss) from operations	389,362	(242,597)	392,846	150,249
Interest expense, net	519,275	80,275	561,348	641,623
Other income (expense), net	(3,328)	535	5,383	5,918

Loss before income taxes	(133,241)	(322,337)	(163,119)	(485,456)
Provision for (benefit from) income taxes	13,505	(10,476)	19,668	9,192

Net loss	$(146,746)	$(311,861)	$(182,787)	$(494,648)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2008	Six Months Ended June 30, 2007	Six Months Ended June 30, 2008
Net loss	$(31,674)	$(81,961)	$(146,746)	$(494,648)
Add:
Interest expense, net	238,603	336,934	519,275	641,623
Provision for income taxes	9,142	17,861	13,505	9,192
Depreciation and amortization	194,789	217,559	390,392	425,395

EBITDA	$410,860	$490,393	$776,426	$581,562

EBITDA margin	76%	84%	73%	50%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

NEW BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Predecessor Entity	Successor Entity	Predecessor Entity	Combined
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2008	Six Months Ended June 30, 2007	Six Months Ended June 30, 2008
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$101,016	$74,373	$213,215	$300,570
Depreciation and amortization	(194,788)	(217,559)	(390,392)	(425,395)
Impairment of asset value	—	(63,644)	—	(63,644)
Provision for doubtful accounts	(1,536)	2,552	(6,277)	3,012
Foreign currency transaction gain	332	879	296	1,876
(Gain) loss on disposal of assets	(335)	(46)	25	(46)
Share-based compensation expense	(1,262)	(912)	(2,524)	(199,517)
Compensation cost paid by parent	—	—	(288)	—
Deferred income taxes	1,827	(7,342)	1,827	12,014

Amortization of bond discount and issuance costs	(19,592)	(29,590)	(65,615)	(53,704)

Interest paid-in-kind	—	(78,256)	—	(78,256)
Share in (gain) loss of affiliates	447	225	(6,931)	225
Gain on undesignated interest rate swaps	6,336	107,938	2,163	64,373
Loss on prepayment of debt and other non-cash items	(836)	(6,035)	(11,378)	(6,169)
Changes in operating assets and liabilities, net of effect of acquisition	76,717	135,457	119,133	(49,987)

Intelsat, Ltd. net loss	(31,674)	(81,960)	(146,746)	(494,648)

Add (Subtract):
Interest expense, net	238,603	336,938	519,275	641,623
Provision for income taxes	9,142	17,860	13,505	9,192
Depreciation and amortization	194,789	217,559	390,392	425,395

Intelsat, Ltd. EBITDA	410,860	490,397	776,426	581,562

Add (Subtract):
Parent and intercompany expenses, net	3,312	2,800	7,006	6,271
Compensation and benefits	1,702	1,639	3,571	4,338
Restructuring and transaction costs	2,317	—	7,143	313,102
Acquisition related expenses	6,862	2,312	12,987	5,617
Equity investment (gains) losses	(47)	(135)	7,331	(240)
Satellite impairment charge	—	63,644	—	63,644
Gain on undesignated interest rate swaps	(8,560)	(99,380)	(6,727)	(56,429)
Non-recurring and other non-cash items	8,746	6,419	11,674	9,530
Satellite performance incentives	(3,463)	(2,927)	(7,550)	(5,898)

New Bermuda Adjusted EBITDA	421,729	464,769	811,861	921,497

New Bermuda Adjusted EBITDA Margin	78%	79%	76%	80%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(181,523)	(184,611)	(347,076)	(401,052)
Parent and intercompany expenses	(23)	101	320	201
Non-recurring intercompany expenses	—	—	—	34,991
Satellite performance incentives	3,463	2,927	7,550	5,898

Sub Holdco Adjusted EBITDA	$243,646	$283,186	$472,655	$561,535

Note:

Intelsat calculates a measure called New Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 11  1/4% Senior Notes due 2017 and 11  1/2%/12  1/2% Senior PIK Election Notes due 2017. New Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. New Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. New Bermuda Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. New Bermuda Adjusted EBITDA Margin is defined as New Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

New Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, New Bermuda Adjusted EBITDA or New Bermuda Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	Successor Entity	Predecessor Entity
	As of December 31, 2007	As of June 30, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$426,569	$162,667
Receivables, net of allowance of $32,788 in 2007 and $25,848 in 2008	316,593	309,137
Deferred income taxes	44,944	49,202
Prepaid expenses and other current assets	63,139	79,686

Total current assets	851,245	600,692
Satellites and other property and equipment, net	4,586,348	5,396,796
Goodwill	3,900,193	6,766,066
Non-amortizable intangible assets	1,676,600	3,284,000
Amortizable intangible assets, net	691,490	1,209,475
Other assets	347,456	585,477

Total assets	$12,053,332	$17,842,506

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$139,613	$107,134
Taxes payable	984	—
Employee related liabilities	50,006	32,383
Customer advances for satellite construction	30,610	—
Accrued interest payable	176,597	105,652
Current portion of long-term debt	77,995	97,076
Deferred satellite performance incentives	24,926	28,101
Other current liabilities	117,994	119,783

Total current liabilities	618,725	490,129
Long-term debt, net of current portion	11,187,409	14,714,816
Deferred satellite performance incentives, net of current portion	124,331	132,514
Deferred revenue, net of current portion	167,693	163,866
Deferred income taxes	411,978	725,962
Accrued retirement benefits	82,340	126,951
Other long-term liabilities	183,240	212,225
Shareholder’s equity (deficit):
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	35,091	1,459,767
Accumulated deficit	(763,561)	(182,787)
Accumulated other comprehensive income (loss)	6,074	(949)

Total shareholder’s equity (deficit)	(722,384)	1,276,043

Total liabilities and shareholder’s equity (deficit)	$12,053,332	$17,842,506

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2008
Cash flows from operating activities:
Net loss	$(31,674)	$(81,961)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	194,788	217,559
Impairment of asset value	—	63,644
Provision for doubtful accounts	1,536	(2,552)
Foreign currency transaction gain	(332)	(879)
Gain on disposal of assets	335	46
Share-based compensation expense	1,262	912
Compensation cost paid by parent	—	—
Deferred income taxes	(1,827)	7,342
Amortization and write-off of bond discount and issuance costs	19,592	29,590
Interest paid-in-kind	—	51,431
Share in loss of affiliates	(447)	(225)
Gain on undesignated interest rate swaps	(6,336)	(107,938)
Loss on prepayment of debt and other non-cash items	836	922
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables	(7,641)	(10,426)
Prepaid expenses and other assets	9,614	(12,305)
Accounts payable and accrued liabilities	(51,550)	(173,214)
Deferred revenue	(1,902)	4,883
Accrued retirement benefits	(72)	351
Other long-term liabilities	(25,166)	23,402

Net cash provided by operating activities	101,016	74,372

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(110,160)	(98,337)
Capital contribution from parent company	—	3,404
Other investing activities	1,178	539

Net cash used in investing activities	(108,982)	(94,394)

Cash flows from financing activities:
Repayments of long-term debt	(13,848)	(3,198,106)
Proceeds from issuance of long-term debt	—	3,215,394
Debt issuance costs	(2,194)	(99,998)
Proceeds from credit facility borrowings	—	—
Repayments of funding of capital expenditures by customer	(12,982)	(21,500)
Payment of premium on early retirement of debt	—	(31,835)
Principal payments on deferred satellite performance incentives	(7,147)	(5,012)
Principal payments on capital lease obligations	(2,029)	(213)

Net cash used in financing activities	(38,200)	(141,270)

Effect of exchange rate changes on cash and cash equivalents	332	879

Net change in cash and cash equivalents	(45,834)	(160,413)
Cash and cash equivalents, beginning of period	473,578	323,080

Cash and cash equivalents, end of period	$427,744	$162,667

Note: The increase in cash and cash equivalents between the predecessor entity ending balance and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Six Months Ended June 30, 2007	Period January 1 to January 31, 2008	Period February 1 to June 30, 2008	Six Months Ended June 30, 2008
Cash flows from operating activities:
Net loss	$(146,746)	$(311,861)	$(182,787)	$(494,648)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	390,392	64,157	361,238	425,395
Impairment of asset value	—	—	63,644	63,644
Provision for doubtful accounts	6,277	3,922	(6,934)	(3,012)
Foreign currency transaction gain	(296)	(137)	(1,739)	(1,876)
Gain (loss) on disposal of assets	(25)	—	46	46
Share-based compensation expense	2,524	196,414	3,103	199,517
Compensation cost paid by parent	288	—	—	—
Deferred income taxes	(1,827)	(16,668)	4,654	(12,014)
Amortization and write-off of bond discount and issuance costs	65,615	6,494	47,210	53,704
Interest paid-in-kind	—	—	78,256	78,256
Share in gain (loss) of affiliates	6,931	—	(225)	(225)
(Gain) loss on undesignated interest rate swaps	(2,163)	11,748	(76,121)	(64,373)
Loss on prepayment of debt and other non-cash items	11,378	108	6,061	6,169
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables	(10,027)	358	7,675	8,033
Prepaid expenses and other assets	12,398	(25,270)	(9,579)	(34,849)
Accounts payable and accrued liabilities	(78,477)	70,704	(77,312)	(6,608)
Deferred revenue	(19,066)	14,342	16,997	31,339
Accrued retirement benefits	(556)	78	658	736
Other long-term liabilities	(23,405)	5,230	46,105	51,335

Net cash provided by operating activities	213,215	19,619	280,950	300,569

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest) (241,543)	(24,701)	(180,162)	(204,863)
Capital contribution to Horizons joint venture	—	—	(3,554)	(3,554)
PanAmSat acquisition transactions, net of cash acquired	—	—	3,404	3,404
Other investing activities	1,178	—	539	539

Net cash used in investing activities	(240,365)	(24,701)	(179,773)	(204,474)

Cash flows from financing activities:
Repayments of long-term debt	(1,633,886)	(168,847)	(4,458,106)	(4,626,953)
Proceeds from issuance of long-term debt	1,595,000	—	3,215,394	3,215,394
Debt issuance costs	(31,118)	—	(99,998)	(99,998)
Proceeds from credit facility borrowings	—	150,000	—	150,000
Repayments of funding of capital expenditures by customer	(34,642)	—	(30,862)	(30,862)
Payment of premium on early retirement of debt	(10,000)	—	(70,308)	(70,308)
Principal payments on deferred satellite performance incentives	(10,359)	(1,333)	(8,662)	(9,995)
Principal payments on capital lease obligations	(4,053)	(2,124)	(2,344)	(4,468)

Net cash used in financing activities	(129,058)	(22,304)	(1,454,886)	(1,477,190)

Effect of exchange rate changes on cash and cash equivalents	296	137	1,739	1,876

Net change in cash and cash equivalents	(155,912)	(27,249)	(1,351,970)	(1,379,218)
Cash and cash equivalents, beginning of period	583,656	426,569	1,514,637	1,541,886

Cash and cash equivalents, end of period	$427,744	$399,320	$162,667	$162,667

Note: The increase in cash and cash equivalents between the predecessor entity ending balance and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity		Combined
	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2007	2008	2007	2008
Net cash provided by operating activities	$101,016	$74,373	$213,215	$300,569
Payments for satellites and other property and equipment (including capitalized interest)	(110,160)	(98,337)	(241,543)	(204,863)

Free cash flow from operations	$(9,144)	$(23,964)	$(28,328)	$95,707

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.